Exhibit 5.1

November 10, 2011

Kilroy Realty Corporation
Suite 200
12200 West Olympic Boulevard
Los Angeles, California 90064

Re:
Kilroy Realty Corporation, a Maryland corporation (the “Company”) - issuance and sale of shares of common stock, par value one cent ($0.01) per share (the “Common Stock”), of the Company having an aggregate gross sales price of up to $200,000,000 (the “Shares”) to be issued and sold from time to time pursuant to (i) the Sales Agreement, dated as of July 25, 2011, by and among the Company, Kilroy Realty L.P., a Delaware limited partnership of which the Company acts as the general partner (the “Operating Partnership”), and Barclays Capital Inc., as sales agent and/or principal, (ii) the Sales Agreement, dated as of July 25, 2011, by and among the Company, the Operating Partnership and J.P. Morgan Securities LLC, as sales agent and/or principal, (iii) the Sales Agreement, dated as of July 25, 2011, by and among the Company, the Operating Partnership and Merrill Lynch, Pierce, Fenner & Smith Incorporated, as sales agent and/or principal, and (iv) the Sales Agreement, dated as of July 25, 2011, by and among the Company, the Operating Partnership and Wells Fargo Securities, LLC, as sales agent and/or principal (collectively, the “Sales Agreements”), and pursuant to a Registration Statement on Form S-3 (Registration Nos. 333-172560 and 333-172560-01) (the “Registration Statement”)

Ladies and Gentlemen:

We have acted as Maryland corporate counsel to the Company in connection with the registration of the Shares under the Securities Act of 1933, as amended (the “Act”), by the Company under the Registration Statement, which was filed with the Securities and Exchange Commission (the “Commission”) on March 1, 2011. You have requested our opinion with respect to the matters set forth below.

In our capacity as Maryland corporate counsel to the Company and for the purposes of this opinion, we have examined originals, or copies certified or otherwise identified to our satisfaction, of the following documents (collectively, the “Documents”):

BALLARD SPAHR LLP

Kilroy Realty Corporation
November 10, 2011

(i)
The corporate charter of the Company (the “Charter”) represented by Articles of Amendment and Restatement filed with the State Department of Assessments and Taxation of Maryland (the “Department”) on January 21, 1997, Articles Supplementary filed with the Department on February 6, 1998, Articles Supplementary filed with the Department on April 20, 1998, Articles Supplementary filed with the Department on October 15, 1998, Articles Supplementary filed with the Department on November 25, 1998, Certificate of Correction filed with the Department on March 4, 1999, Articles Supplementary filed with the Department on December 10, 1999, Articles Supplementary filed with the Department on December 30, 1999, Articles Supplementary filed with the Department on October 23, 2003, Articles Supplementary filed with the Department on March 11, 2004, Articles Supplementary filed with the Department on March 11, 2004, Articles Supplementary filed with the Department on December 3, 2004, Articles Supplementary filed with the Department on December 3, 2004, Articles Supplementary filed with the Department on October 2, 2008, Articles Supplementary filed with the Department on October 2, 2008, Articles of Amendment filed with the Department on May 27, 2009 and Articles of Restatement filed with the Department on February 2, 2010;

(ii)
the Second Amended and Restated Bylaws of the Company, adopted as of December 11, 2008, as amended by the Amendment No. 1 to the Second Amended and Restated Bylaws, adopted as of May 27, 2009 (the “Bylaws”);

(iii)	the Written Organizational Action of the Board of Directors (the “Board of Directors”) of the Company, dated as of September 13, 1996 (the “Organizational Minutes”);

(iv)
resolutions adopted by the Board of Directors, or a committee thereof, on January 28, 1997, February 17, 2011, May 24, 2011, May 25, 2011, July 25, 2011 and November 10, 2011 (the “Initial Directors' Resolutions”);

(v)
the Registration Statement, including all amendments thereto, filed by the Company with the Commission under the Act, the related prospectus supplement, dated July 25, 2011 (the “Prospectus Supplement”), and the final base prospectus, dated March 1, 2011 (the “Base Prospectus”);

(vi)	a fully executed counterpart of each of the Sales Agreements, including each form of Terms Agreement attached thereto as Annex B (collectively, the “Terms Agreements”);

(vii)	a status certificate of the Department, dated as of a recent date, to the effect that the Company is duly incorporated and existing under the laws of the State of Maryland;

(viii)
a supplemental certificate of Tyler H. Rose, Executive Vice President, Chief Financial Officer and Secretary of the Company, and Michelle Ngo, Vice President and Treasurer of the Company, dated as of a recent date (the “Officers' Certificate”), to the effect that, among other things, the Charter, the Bylaws, the Organizational Minutes, and the Initial Directors' Resolutions are true, correct and complete, have not been rescinded or modified and are in full force and effect on the date of the Officers' Certificate; and

(ix)	such other documents and matters as we have deemed necessary and appropriate to render the opinions set forth in this letter, subject to the limitations, assumptions, and qualifications noted below.
In reaching the opinions set forth below, we have assumed the following:

(a)	each person executing any of the Documents on behalf of any party (other than the Company) is duly authorized to do so;

BALLARD SPAHR LLP

Kilroy Realty Corporation
November 10, 2011

(b)	each natural person executing any of the Documents is legally competent to do so;

(c)
any of the Documents submitted to us as originals are authentic; the form and content of any Documents submitted to us as unexecuted drafts do not, and will not, differ in any respect relevant to this opinion from the form and content of such documents as executed and delivered; any of the Documents submitted to us as certified, facsimile or photostatic copies conform to the original document; all signatures on all of the Documents are genuine; all public records reviewed or relied upon by us or on our behalf are true and complete; all statements and information contained in the Documents are true and complete; there has been no modification of, or amendment to, any of the Documents, and there has been no waiver of any provision of any of the Documents by action or omission of the parties or otherwise;

(d)	none of the Shares will be issued or transferred in violation of the provisions of Article IV, Section E of the Charter relating to restrictions on ownership and transfer of capital stock;

(e)
the aggregate gross sales price of all of the Shares issued and sold pursuant to the Sales Agreements (including any Terms Agreements) will not exceed $200,000,000, and the aggregate number of Shares issued and sold pursuant to the Sales Agreements (including any Terms Agreements) will not exceed the maximum number authorized for issuance and sale in the Directors' Resolutions (as defined herein);

(f)
the price per share to be received by the Company for each Share issued and sold pursuant to the Sales Agreements (and/or any Terms Agreements) will be determined in accordance with, and will not be less than the minimum price per share set forth in, the Initial Directors' Resolutions, as such Initial Directors' Resolutions may be modified by any resolutions duly adopted by the Board of Directors, or a committee thereof, subsequent to the date hereof (the “Additional Directors' Resolutions”, and together with the Initial Directors' Resolutions, collectively, the “Directors' Resolutions”); and

(g)
upon each issuance of any of the Shares subsequent to the date hereof, the total number of shares of Common Stock of the Company issued and outstanding, after giving effect to such issuance of such Shares, will not exceed the total number of shares of Common Stock that the Company is authorized to issue under the Charter.

Based on our review of the foregoing and subject to the assumptions and qualifications set forth herein, it is our opinion that, as of the date of this letter:

(1)	The Company is a corporation duly incorporated and validly existing as a corporation in good standing under the laws of the State of Maryland.

(2)
The issuance of the Shares has been duly authorized by all necessary corporate action on the part of the Company and when such Shares are issued and delivered by the Company in exchange for the consideration therefor as provided in, and in accordance with, the Sales Agreements and the Directors' Resolutions, such Shares will be validly issued, fully paid and non-assessable.

The foregoing opinion is limited to the laws of the State of Maryland, and we do not express any opinion herein concerning any other law. We express no opinion as to the applicability or effect of any federal or state securities laws, including the securities laws of the State of Maryland, or as to federal or state laws regarding fraudulent transfers. To the extent that any matter as to which our opinion is expressed herein would be governed by any jurisdiction other than the State of Maryland, we do not express any opinion on such matter.

This opinion letter is issued as of the date hereof and is necessarily limited to laws now in

BALLARD SPAHR LLP

Kilroy Realty Corporation
November 10, 2011

effect and facts and circumstances presently existing and brought to our attention. We assume no obligation to supplement this opinion letter if any applicable laws change after the date hereof, or if we become aware of any facts or circumstances that now exist or that occur or arise in the future and may change the opinions expressed herein after the date hereof.

We consent to the incorporation by reference of this opinion in the Registration Statement and further consent to the filing of this opinion as an exhibit to the applications to securities commissioners for the various states of the United States for registration of the Shares. We also consent to the identification of our firm as Maryland counsel to the Company in the section of the Registration Statement entitled “Legal Matters.” In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Act.

Very truly yours,

/s/ Ballard Spahr LLP